Exhibit 99.1

For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200

Press Release — November 2, 2018

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2018 Highlights

•	Net interest margin (tax-equivalent) increased by 9 basis points compared to third quarter 2017

•	Loan growth — Average loans increased $14.3 million, or 3% compared to third quarter 2017

•	Strong asset quality — Nonperforming assets were 0.13% of total assets at September 30, 2018

AUBURN, Alabama — Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.0 million, or $0.54 per share, for the third quarter of 2018, compared to $2.1 million, or $0.59 per share, for the third quarter of 2017. Net earnings for the first nine months of 2018 were $6.4 million, or $1.77 per share compared to $6.0 million, or $1.65 per share, for the first nine months of 2017.

“The Company’s third quarter results reflect strong asset quality and improvement in our net interest margin,” said Robert W. Dumas, President and CEO. Mr. Dumas continued, “Through the first nine months of 2018, the Company’s net earnings increased 7% over the same period last year.”

Net interest income (tax-equivalent) was $6.6 million for both the third quarter of 2018 and 2017. While net interest income (tax equivalent) was unchanged, the Company’s net interest margin (tax-equivalent) increased to 3.41% in the third quarter of 2018, compared to 3.32% for the third quarter of 2017 as earning asset yields improved. This increase was primarily due to loan growth and increases in short-term market interest rates. Average loans were up 3.2% to $458.0 million in the third quarter of 2018 compared to $443.6 million in the third quarter of 2017.

Nonperforming assets were $1.1 million or 0.13% of total assets at September 30, 2018, compared to $3.0 million or 0.36% of total assets at September 30, 2017. The decrease in nonperforming assets was primarily due to the resolution of one nonperforming commercial real estate loan with a recorded investment of $1.3 million at September 30, 2017. The allowance for loan losses was 512% of nonperforming loans and 1.04% of total loans at September 30, 2018, compared to 161% of nonperforming loans and 1.04% of total loans at September 30, 2017. The Company recorded no provision for loan losses in the third quarter of 2018 and 2017. The provision for loan loss is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $0.8 million for the third quarter of 2018 and $1.0 million for the third quarter of 2017. The decrease was primarily due to a decline in mortgage lending income. Noninterest expense was $4.8 million compared to $4.2 million in the third quarter of 2017. The increase was primarily due to routine annual increases in salaries and benefits expense and a $0.4 million non-routine loss due to misappropriation of assets, for which we have made a claim against our insurance company.

Income tax expense was $0.5 million compared to $0.9 million for the third quarter of 2017 reflecting an effective tax rate of 19.81% compared to 28.89% for the third quarter of 2017. The decrease in the effective tax rate was primarily due to the Tax Cuts and Jobs Act, signed into law December 22, 2017, which lowered the Company’s statutory federal tax rate from 34% to 21%.

The Company paid cash dividends of $0.24 per share in the third quarter of 2018, an increase of 4.3% from the same period in 2017. At September 30, 2018, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $809 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 3 Financial Highlights (unaudited)
Quarter ended September 30,	Nine Months ended September 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Results of Operations
Net interest income (a)	$6,575	$6,565	$19,484	$19,156
Less: tax-equivalent adjustment	153	304	461	905

Net interest income (GAAP)	6,422	6,261	19,023	18,251
Noninterest income	791	968	2,483	2,597

Total revenue	7,213	7,229	21,506	20,848
Provision for loan losses	—	—	—	100
Noninterest expense	4,750	4,225	13,478	12,358
Income tax expense	488	868	1,594	2,369

Net earnings	$1,975	$2,136	$6,434	$6,021

Per share data:
Basic and diluted net earnings:	$0.54	$0.59	$1.77	$1.65
Cash dividends declared	$0.24	$0.23	$0.72	$0.69
Weighted average shares outstanding:
Basic and diluted	3,643,834	3,643,659	3,643,750	3,643,598
Shares outstanding, at period end	3,643,868	3,643,668	3,643,868	3,643,668
Book value	$23.45	$23.75	$23.45	$23.75
Common stock price:
High	$53.50	$37.71	$53.50	$37.79
Low	38.31	34.82	35.50	30.75
Period-end:	38.32	35.00	38.32	35.00
To earnings ratio	16.96	x	15.70	x	16.96	x	15.70	x
To book value	163%	147%	163%	147%
Performance ratios:
Return on average equity (annualized)	9.08%	9.87%	9.84%	9.47%
Return on average assets (annualized)	0.97%	1.03%	1.04%	0.96%
Dividend payout ratio	44.44%	38.98%	40.68%	41.82%
Other financial data:
Net interest margin (a)	3.41%	3.32%	3.36%	3.26%
Effective income tax rate	19.81%	28.89%	19.86%	28.24%
Efficiency ratio (b)	64.49%	56.09%	61.36%	56.81%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$934	$2,902	$934	$2,902
Other real estate owned	137	103	137	103

Total nonperforming assets	$1,071	$3,005	$1,071	$3,005

Net (recoveries) charge-offs	$(35)	$295	$(28)	$(222)
Allowance for loan losses as a % of:
Loans	1.04%	1.04%	1.04%	1.04%
Nonperforming loans	512%	161%	512%	161%
Nonperforming assets as a % of:
Loans and other real estate owned	0.23%	0.67%	0.23%	0.67%
Total assets	0.13%	0.36%	0.13%	0.36%
Nonperforming loans as a % of total loans	0.20%	0.65%	0.20%	0.65%
Annualized net (recoveries) charge-offs as a % of average loans	(0.03)%	0.27%	(0.01)%	0.02%
Selected average balances:
Securities	$248,684	$273,280	$256,667	$268,612
Loans, net of unearned income	457,969	443,639	452,627	436,740
Total assets	813,531	831,097	825,249	832,637
Total deposits	721,566	735,372	731,411	738,255
Long-term debt	—	3,217	2,483	3,217
Total stockholders’ equity	$86,958	86,543	87,183	$84,780
Selected period end balances:
Securities	$243,336	$265,171	$243,336	$265,171
Loans, net of unearned income	460,327	449,378	460,327	449,378
Allowance for loan losses	4,785	4,670	4,785	4,670
Total assets	808,951	828,546	808,951	828,546
Total deposits	719,306	732,648	719,306	732,648
Long-term debt	—	3,217	—	3,217
Total stockholders’ equity	$85,459	86,538	85,459	$86,538

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Third Quarter Net Earnings/page 4 Reconciliation of GAAP to non-GAAP Measures (unaudited):
	Quarter ended September 30,		Nine Months ended September 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Net interest income, as reported (GAAP)	$6,422	$6,261	$19,023	$18,251
Tax-equivalent adjustment (a)	153	304	461	905

Net interest income (tax-equivalent)	$6,575	$6,565	$19,484	$19,156

(a) Using federal income tax rates of 21% and 34% for 2018 and 2017, respectively.